
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed       pursuant to Section 16(a) of the Securities Exchange
                         Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
--------------------------------                                                                    --------------------------------
             FORM 4                                                                                           OMB APPROVAL
--------------------------------                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:       December 31, 2001
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
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1. Name and Address of Reporting Person *

Ivy                         Madie
   (Last)                   (First)                 (Middle)

1330 Avenue of the Americas
                            (Street)

New York                    New York                  10019
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

ESG Re Limited (ESREF)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement of Month/Year

June 2000

5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------

7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----



                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of    6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities      ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially    Form:        direct
                                  (Month/         (Instr. 8)                                Owned at        Direct       Bene-
                                  Day/         -------------  -------------------------     End of          (D)          ficial
                                  Year)                                   (A)               Month           Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3       (I)          ship
                                                                          (D)               and 4)          (Instr. 4)   (Instr. 4)
------------------------------   ------------  -------------  ----------  ---   -------  ----------------- ---------- --------------
Common shares, par value $1.00
per share                                                                                         8,636       (D)
Common shares, par value $1.00
per share                                                                                       127,952       (I)     As Trustee (1)
Common shares, par value $1.00
per share                        6/29/00       J (10)    V   9,440.991     (A)  $3.8594     464,897.991       (I)       (3)
Common shares, par value $1.00
per share                                                                                        10,695       (I)     As Trustee (4)
Common shares, par value $1.00
per share                                                                                         5,348       (I)     As Trustee (5)
Common shares, par value $1.00
per share                                                                                       465,241       (I)     (6)
Common shares, par value $1.00
per share                                                                                       812,505       (I)     (7)
Common shares, par value $1.00
per share                        6/29/00       J (10)    V   1,658.289     (A)  $3.8594      81,658.289       (I)     (8)
Common shares, par value $1.00
per share                        6/29/00       J (10)    V   1,658.289     (A)  $3.8594      81,658.289       (I)     (9)
-----------------------------  ---------------  -------- -------- ------------------------  -------------  ----------  ---

Reminder: Report on a separate line for each class of                     (Over)
securities beneficially owned directly or indirectly.            SEC 1474 (3-99)

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential Persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
Class B Warrants                           $20/sh(11)                                                         1/27/98      1/27/08
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------


7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common shares               735                             735            (D)
Common shares                64                              64            (D)
Common shares                86                              86            (D)
Common shares               588                             588            (I)       As Trustee (2)
Common shares                51                              51            (I)       As Trustee (2)
Common shares                69                              69            (I)       As Trustee (2)
Common shares               588                             588            (I)       As Trustee (2)
Common shares                51                              51            (I)       As Trustee (2)
Common shares                69                              69            (I)       As Trustee (2)
Common shares           107,451                         107,451            (I)        (3)
Common shares           871,427                         871,427            (I)        (3)
Common shares           105,097                         105,097            (I)        (3)
Common shares           276,240                         276,240            (I)        (3)
Common shares             1,176                           1,176            (I)       As Trustee (4)
Common shares               102                             102            (I)       As Trustee (4)
Common shares               137                             137            (I)       As Trustee (4)
Common shares            11,765                          11,765            (I)       As Trustee (1)
Common shares             1,017                           1,017            (I)       As Trustee (1)
Common shares             1,372                           1,372            (I)       As Trustee (1)
---------------------  ---------------  -------------  -------------  -------------  --------------

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
Class A Warrants                           $20/sh                                                             12/3/97      12/3/07
Class A Warrants                           $20/sh                                                             12/17/97     12/17/07
Class A Warrants                           $20/sh                                                             12/22/97     12/22/07
Options (right to buy)                     $20/sh                                                             12/12/97     12/12/07
Options (right to buy)                     $25.50/sh                                                           5/04/98      5/04/08
Options (right to buy)                     $20/sh                                                             12/12/97      2/12/07
Options (right to buy)                     $25.50/sh                                                           5/04/98      5/04/08
Options (right to buy)                     $16.81/sh                                                           2/25/99      2/25/09
Options (right to buy)                     $16.50/sh                                                            5/7/99       5/7/09
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------


7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common shares               588                                588         (I)       As Trustee (5)
Common shares                51                                 51         (I)       As Trustee (5)
Common shares                69                                 69         (I)       As Trustee (5)
Common shares            51,177                             51,177         (I)        (6)
Common shares             4,422                              4,422         (I)        (6)
Common shares             5,969                              5,969         (I)        (6)
Common shares            86,147                             86,147         (I)        (7)
Common shares             7,443                              7,443         (I)        (7)
Common shares            10,048                             10,048         (I)        (7)
Common shares            17,857                             17,857         (I)       As Trustee (2)
Common shares            15,357                             15,357         (I)       As Trustee (2)
Common shares            17,857                             17,857         (I)       As Trustee (2)
Common shares            15,357                             15,357         (I)       As Trustee (2)
Common shares            70,000                             70,000         (I)       As Trustee (2)
Common shares             5,000                              5,000         (I)       As Trustee (2)
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

1.  Held by Head Company Profit Sharing Plan.
2. Held by trust(s) for the benefit of heir(s) of Madie Ivy. Madie Ivy is the Managing Member of the trustee of the trust(s). The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.
3.  Held by HMI Partners L.L.C., of which Madie Ivy is a Managing Member.
4.  Held by the Head Family Foundation.
5.  Held by Head Company Pension Plan.
6.  Held by Drake Holdings Limited, of which Madie Ivy is Chairman and a
    Director.
7. Held by ESG Partners (Bermuda) L.P., of which Madie Ivy is a Managing Member of the General Partner.
8. Held by Charles Partners L.P., of which Madie Ivy is a Managing Member of the General Partner.
9. Held by HII B III L.L.C. of which Madie Ivy is a Managing Member of the Managing Member.
10  Shares issued pursuant to Dividend Reinvestment Plan.
11. Exercise Price of Class B Warrants decreases in future.



             /s/ Madie Ivy                           July 13, 2000
     -------------------------------              -------------------
     **Signature of Reporting Person                     Date

               Madie Ivy

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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